Exhibit 10.8.3

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

CHANGE OF CONTROL EMPLOYMENT AGREEMENT, dated as of the [INSERT DAY] day of [INSERT MONTH], [INSERT YEAR] (this “Agreement”), by and between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (the “Company”), and [INSERT EXECUTIVE’S NAME] (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Certain Definitions. (a) “Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, (A) if the Executive’s employment with the Company is terminated by the Company, (B) the Date of Termination is prior to the date on which the Change of Control occurs, and (C) if it is reasonably demonstrated by the Executive that such termination of employment was (i) at the request of the third party that has taken steps reasonably calculated to effect such Change of Control, or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement, “Effective Date” means the date immediately prior to such Date of Termination.

“Change of Control Period” means the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

“Affiliated Company” means any company controlled by, controlling or under common control with the Company.

“Change of Control” means:

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions of Outstanding Company Common Stock or Outstanding Company Voting Securities shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C);

Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Actual Total Compensation” with respect to a Performance Year means the sum of (i) the Annualized Base Salary actually earned with respect to such Performance Year, (ii) the value of any cash component of any Annual Incentive or Long-Term Incentive Award paid to the Executive with respect to such Performance Year, and (iii) the cash value of any equity, equity-like or other performance-based component of any Annual Incentive or Long-Term Incentive Award granted to the Executive with respect to such Performance Year, in each case inclusive of any amounts earned but deferred by the Company or the Executive. For this purpose, the value of any equity, equity-like or other performance-based awards shall be the fair value of the award under applicable accounting rules at the time such award is granted.

“Annual Incentive” shall include any annual cash bonus and any equity, equity-like or other performance-based award that is designated by the Company as constituting a bonus or a mid-term incentive award (or any similar term), annualized to the extent the Executive was not employed by the Company or otherwise receiving compensation as a full-time employee during any portion of the applicable Performance Year.

“Annualized Base Salary” shall include (i) cash wages designated by the Company as base salary (or any similar term) and payable in regular installments during a Performance Year and, if applicable, (ii) equity, equity-like or other performance-based awards that vest solely due to the passage of time, are awarded at or near the beginning of a Performance Year or in regular installments throughout the Performance Year, and are not designated by the Company as constituting a portion of the Executive’s Annual Incentive or Long-Term Incentive Award or as retention, special equity or similar awards, in each case annualized to the extent the Executive was not employed by the Company or otherwise receiving compensation as a full-time employee during any portion of the applicable Performance Year.

“Long-Term Incentive Award” shall include any type of cash incentive plan, equity, equity-like or other performance-based award that is designated by the Company as constituting a long-term incentive award (or any similar term), annualized to the extent the Executive was not employed by the Company or otherwise receiving compensation as a full-time employee during any portion of the applicable Performance Year.

“Performance Year” shall mean the period of time with respect to which the Executive’s Actual Total Compensation is paid, as designated by the Company, annualized as appropriate if such period is more or less than twelve months.

“Target Total Compensation” with respect to a Performance Year shall mean all target amounts designated as being part of the Executive’s annual compensation by the Company in the Total Compensation Statement (or any similar document setting forth the Executive’s target total compensation for a Performance Year) for the applicable time period and which shall include (i) an Annualized Base Salary for such Performance Year (as adjusted pursuant to the Company’s normal compensation review process occurring prior to or during such Performance Year); (ii) a target Annual Incentive, the cash value of which shall be determined by the Company at the beginning of the respective Performance Year; and (iii) a target Long-Term Incentive Award, the cash value of which shall be determined by the Company at the beginning of the respective Performance Year. Target Total Compensation shall not include retention awards, spot bonus awards, sign-on bonuses, special equity awards, the value of Company provided benefits, pay associated with perquisites or relocation, and other bonuses and incentives not communicated as part of the Executive’s target total compensation. If the Company delivers more than one Total Compensation Statement with respect to a Performance Year, then the Executive’s Target Total Compensation for that Performance Year shall be the highest total value reflected in any such statement.

Employment Period. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

Terms of Employment. (a) Position and Duties. (1) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 35 miles from such office, and (C) the Executive shall not be required to travel on Company business to a substantially greater extent than required during the 120 day period immediately prior to the Effective Date.

During the Employment Period, and excluding any periods of vacation and sick or similar leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

Compensation. (1) Total Compensation. During the Employment Period, the Executive shall receive total cash, equity, equity-like and performance-based compensation for each Performance Year at least equal, in the aggregate, to the highest of the Executive’s (A) Actual Total Compensation for the Performance Year prior to the

Performance Year in which the Effective Date occurs, (B) Target Total Compensation for the Performance Year prior to the Performance Year in which the Effective Date occurs, and (C) Target Total Compensation for the Performance Year in which the Effective Date occurs. The Company shall provide a Total Compensation Statement (or similar document) to the Executive designating the Executive’s Target Total Compensation at least once with respect to each Performance Year, at or near the beginning of such Performance Year and at or near the date any changes to the Executive’s compensation become effective during a Performance Year. The Executive shall at all times during the Employment Period be entitled to participate in all Annualized Base Salary, Annual Incentive and Long-Term Incentive Award plans, practices, policies and programs, including the allocation, composition and terms of any cash, equity, equity-like or other performance-based awards, applicable to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs be less favorable than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with savings opportunities and retirement benefit opportunities less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

Vacation and Other Paid Leave. During the Employment Period, the Executive shall be entitled to paid vacation and other paid leave in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 12(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. “Cause” means:

the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 3(a)(1)(A)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company (unless the Executive is the Chief Executive Officer at the time of any such instruction) or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in Section 4(b)(1) or 4(b)(2), and specifying the particulars thereof in detail.

Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:

the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

the Company’s requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B) of this Agreement or (ii) to travel on Company business to a substantially greater extent than required during the 120-day period immediately prior to the Effective Date;

any other action or inaction that constitutes a material breach by the Company of this Agreement; or

any failure by the Company to comply with and satisfy Section 10(c).

For purposes of this Section 4(c) of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive’s ability to terminate employment for Good Reason.

Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding anything contained herein to the contrary, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, death or Disability or the Executive terminates employment for Good Reason:

the Company shall pay to the Executive, in a lump sum in cash on the 30th day after the Date of Termination, the aggregate of the following amounts:

the sum of the value of:

(i) the portion of the Executive’s Annualized Base Salary earned (and not otherwise deferred) through the Date of Termination to the extent not paid or payable, including by way of vesting of any equity, equity-like or other performance-based awards according to the award’s terms,

(ii) the portion of the Executive’s Annualized Base Salary attributable to accrued vacation to the extent not paid or payable, including by way of vesting of any equity, equity-like or other performance-based awards according to the award’s terms,

(iii) any Annual Incentive earned (and not otherwise deferred) by the Executive for the most recently completed Performance Year prior to the Date of Termination to the extent not paid or payable, including by way of vesting of any equity, equity-like or other performance-based awards according to the award’s terms (the sum of the amounts described in subclauses (i), (ii) and (iii), the “Accrued Obligations”), and

(iv) the product of (x) the Executive’s target Annual Incentive for the year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of days in the current Performance Year through the Date of Termination and the denominator of which is 365 (the “Pro Rata Incentive”); and

an amount equal to one hundred twelve and one-half percent (112.5%) of the highest of the Executive’s (i) Actual Total Compensation for the Performance Year prior to the Performance Year in which the Date of Termination occurs, (ii) Target Total Compensation for the Performance Year prior to the Performance Year in which the Date of Termination occurs, and (iii) Target Total Compensation for the Performance Year in which the Date of Termination occurs; and

an amount equal to the sum of the employer contributions under the Company or its Affiliated Company’s (as applicable) qualified defined contribution plans and any excess or supplemental defined contribution plans in which the Executive participates as of the Date of Termination (or, if more favorable to the Executive, the plans as in effect immediately prior to the Effective Date) that the Executive would receive if the Executive’s employment continued for two and one-half years after the Date of Termination, assuming for this purpose that (i) the Executive’s benefits under such plans are fully vested, (ii) the Executive’s compensation in each of the two and one-half years is that required by Sections 3(b)(1), (iii) the rate of any such employer contribution is equal to the maximum rate provided under the terms of the applicable plans for the year in which the Date of Termination occurs (or, if more favorable to the Executive, or in the event that as of the Date of Termination the rate of any such contribution for such year is not determinable, the rate of contribution under the plans for the plan year ending immediately prior to the Effective Date), and (iv) to the extent that the Company’s contributions are determined based on the contributions or deferrals of the Executive, that the Executive’s contribution or deferral elections, as appropriate, are those in effect immediately prior to the Date of Termination; and

an amount equal to the employer contributions under the Company or its Affiliated Company’s (as applicable) qualified defined contribution plans in which the Executive participates or is otherwise being credited with service for purposes of vesting as of the Date of Termination that are forfeited by the Executive as of the Date of Termination but that would have vested under such plans if the Executive’s employment continued for two and one-half years after the Date of Termination; and

the amount equal to the product of (i) the sum of the Company’s or any of its Affiliated Company’s (as applicable) employer contributions under the Company’s health care and life insurance plans in which the Executive actively participates as of the Date of Termination (or, if more favorable to the Executive, the plans as in effect immediately prior to the Effective Date), with such total amount increased by 9.1% for projected cost increases during the two and one-half year period following the Date of Termination, and (ii) two and one-half, plus an additional amount equal to the income and employment taxes on such amount so that after the payment of all taxes on such payment the Executive retains an amount equal to the amount determined under this Section 5(a)(1)(E); and

for purposes of determining the Executive’s vested status or percentage, as applicable, under any supplemental or excess defined contribution plan maintained by the Company or its Affiliated Companies in which the Executive participates or is otherwise being credited with service for purposes of vesting as of the Date of Termination, the Executive shall be credited with two and one-half years of additional service credit from the Date of Termination; and

the Company shall take such actions as are necessary to cause the Executive and/or the Executive’s family to continue to be eligible to participate in the Company’s health care and life insurance benefit plans that the Executive would be eligible to participate in if the Executive continued as an active employee two and one-half years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefit Continuation Period”), with the Executive to pay the full cost of premiums for such participation at the rate applicable to active employees of the Company, to the extent the Executive elects in writing to continue such coverage within 60 days after the Date of Termination. For purposes of determining eligibility (but not the time of commencement of benefits or eligibility for any employer premium subsidy) of the Executive for access to retiree welfare benefits pursuant to the retiree welfare benefit plans of the Company as in effect immediately prior to the Effective Date (or, if more favorable to the Executive, the plans as in effect at the end of the Benefit Continuation Period) (the “Retiree Coverage”), the Executive shall be considered to have remained employed until the end of the Benefit Continuation Period and to have retired on the last day of such period, and the Company shall take such actions as are necessary to cause the Executive to be eligible to commence participating in the applicable retiree welfare benefit plans as of the applicable benefit commencement date. To the extent the Executive is not eligible for Retiree Coverage at the end of the Benefit Continuation Period (after taking into account the immediately preceding sentence), following the Benefit Continuation Period, the Executive shall be eligible to elect continued health coverage as provided under Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if the Executive’s employment with the Company had terminated as of the end of such period, and the Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this Section 5(a)(3) and to cause the period of COBRA Coverage to commence at the end of the Benefit Continuation Period; and

the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided that the cost of such outplacement shall not exceed $30,000; and provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and

except as otherwise set forth in the last sentence of Section 6, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6) in accordance with the terms of the underlying plans or agreements.

Notwithstanding the foregoing provisions of this Section 5(a)(1) and except as otherwise provided in Section 12(g): (I) the Company’s obligations under this Section 5(a) are contingent upon the signing of a release as described below, and (II) in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that would otherwise be payable and benefits that would otherwise be provided under Section 5(a)(1) during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), or provided on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”).

Furthermore, as a condition precedent to receiving benefits or payments under this Section 5(a) of the Agreement, Executive must execute and deliver to the Company a valid waiver and release agreement (the “Release”) in a form tendered to the Executive by the Company not later than 15 days after the Executive’s Date of Termination. Such Release shall be substantially in the form of (I) the waiver and release agreement in general usage by the Company immediately before the Effective Date or (II) any such agreement that may be created by the Company immediately before the Effective Date, subject to any changes thereto that may be required by law; furthermore provided that such Release shall include preservation of the Executive’s indemnification rights or right of recovery as an insured (including, but not limited to, any right to receive an advancement of attorney’s fees and other defense costs) under any of the insurance policies of the Company or any of its affiliates, subsidiaries or related entities, including, without limitation, any director and officer insurance policies, under the Company’s by-laws and articles of incorporation, and under any other common law, contractual or other indemnification or attorney fee coverage rights in effect immediately before the Effective Date. Any Release tendered to the Executive must identify all amounts and benefits to be provided to the Executive pursuant to this Section 5(a) of the Agreement prior to the Executive’s execution of the Release, including, but not limited to, any adjustment to the amount provided that may be made in accordance with Section 8 of the Agreement.

Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with (i) the Accrued Obligations, (ii) the Pro Rata Incentive, and (iii) the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations and the Pro Rata Incentive shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash on the 30th day after the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with (i) the Accrued Obligations, (ii) the Pro Rata Incentive, and (iii) the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations and the Pro Rata Incentive shall be paid to the Executive in a lump sum in cash on the 30th day after the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro Rata Incentive shall be paid, with Interest, to the Executive on the Delayed Payment Date. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the Pro Rata Incentive and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations and the Pro Rata Incentive shall be paid to the Executive in a lump sum in cash on the 30th day after the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro Rata Incentive shall be paid, with Interest, to the Executive on the Delayed Payment Date.

Earned Compensation; Valuation Determinations. For purposes of Section 5 of this Agreement, the Accrued Obligations shall be considered “earned” if the Executive remained employed by the Company or an

Affiliated Company through at least the last day of the period to which the amount relates. For purposes of calculating the cash value of the Pro Rata Incentive and the Accrued Obligations under Section 5 of this Agreement, the value of any equity, equity-like or other performance-based awards shall be the fair value of such award under applicable accounting rules at the time such award was or would have been granted.

Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 9(a)(2) and Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company or the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Company or the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement, or to any payments or benefits under any Non-Competition Agreement between the Executive and the Company or one of its Affiliated Companies (the “NCA”) that is in effect as of immediately prior to the Effective Date.

Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 7 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. Notwithstanding anything contained herein to the contrary, in no event shall the Executive be entitled to the payment of legal fees under this Section 7 in connection with an enforcement action by the Company of the Executive’s obligations under the NCA (as modified by Section 9(a) of this Agreement).

Treatment of Payments by the Company.

In the event that the payments or distributions to be made by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this Section 8 would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Payment to the Executive shall be either: (i) delivered in full, or (ii) delivered after reducing the Payment $1 below an amount equal to 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code (the “Safe Harbor Amount”) which would result in no portion of the Payment being subject to the Excise Tax; whichever of the foregoing amounts determined under (i) and (ii) hereof, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greater amount, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

In the event of a reduction of the amounts payable hereunder, if applicable, any amount payable shall be made by reducing the payments and benefits under the following sections in the following order and only to the extent necessary: (i) Section 5(a)(4), (ii) Section 5(a)(1)(B), (iii) Section 5(a)(1)(C), (iv) Section 5(a)(1)(D), (v) Section 5(a)(1)(E); (vi) Section 5(a)(1)(A)(iv), (vii) Section 5(a)(2) and (viii) Section 5(a)(3). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.

All determinations required to be made under this Section 8, including whether an Excise Tax may be owed and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Company and the Executive shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

Restrictive Covenants. (a) If, as of immediately prior to the Effective Date, the Executive is a party to an NCA and/or a Confidentiality, Work Product and Non-Solicitation of Employee Agreement (“CWP + NS”), the restrictive covenants set forth in the NCA and the CWP + NS and the enforcement provisions thereof shall continue in full force and effect as if set forth herein in their entirety and Section 9(b) shall be inapplicable to the Executive; provided, however, that, notwithstanding anything to the contrary contained herein or in the NCA or the CWP + NS, following the Effective Date, (1) the Non-Competition Period and the period of application for the Non-Solicitation of Employees provision set forth in Section 3 of any applicable CWP + NS, shall be limited to one year from the Executive’s Date of Termination (or such shorter period as shall apply consistent with the Company’s ability to waive the non-competition covenant pursuant to the NCA), (2) the Executive shall not be entitled to receive any payments or benefits under the NCA upon a termination of employment for any reason, and (3) in no event shall an asserted violation of the NCA constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b) If the Executive is not party to an NCA as of immediately prior to the Effective Date, following the Effective Date, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of this Section 9(b) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

Successors. (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Funding. This Agreement constitutes an unfunded, unsecured obligation of the Company, and any payments made hereunder shall be made from the general assets of the Company. Prior to the Effective Date, the Company may establish a trust pursuant to a trust agreement and may make contributions to such trust in accordance with the terms and conditions of such trust agreement for the purpose of assisting the Company in meeting its payment obligations under this Agreement; provided, however, that the trust shall not be funded if the funding thereof would result in taxable income to the Executive by reason of Section 409A(b) of the Code; and provided, further, that in no event shall any trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code. Any fees and expenses of the trustee shall be paid by the Company.

Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the most recent address on file at the Company.

if to the Company:

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the date hereof, this Agreement shall supersede any prior Change of Control Employment Agreement between the Company and the Executive. From and after the Effective Date, except as specifically provided herein including Section 9(a) of this Agreement with respect to the NCA (as modified by Section 9(a)), this Agreement shall supersede any other severance or separation pay agreement or employment agreement containing severance provisions between the Executive and the Company or its Affiliated Companies.

Notwithstanding Section 5(a)(1) of this Agreement and if the Executive is party to an NCA, in the event the Change of Control is not a “change in the ownership or effective control” of the Company or “a change in the ownership of a substantial portion of the assets” of the Company (each as defined in Section 409A of the Code and the regulations thereunder as in effect from time to time), the payments under Section 5(a)(1)(B) shall be paid as follows: (1) the amount equal to the sum of (A) one times the Executive’s Annualized Base Salary otherwise payable in cash and (B) the amount of the employer portion of health care premiums plus the 2% administrative fee (the “Installment Amount”) shall be paid in installments beginning on the first regular payroll date following the Date of Termination and continuing on each regular payroll date for the one-year period following the Date of Termination, and (2) the amount determined under Section 5(a)(1)(B) minus the Installment Amount shall be paid in a lump sum in cash on the 30th day after the Date of Termination, in each case, subject to delayed payment until the Delayed Payment Date if the Executive is a Specified Employee; provided that, if the Executive fails to execute a timely Release that becomes irrevocable in accordance with Section 5(a) hereof, then the Executive shall (I) forfeit all unpaid installments otherwise due hereunder, and (II) refund to the Company any installments already paid (with no interest due for periods before the end of the 30-day period after the Company sends the Executive a written notice demanding such repayment).

The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Each payment under the Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate on the 30th day after the date of the Executive’s death. All reimbursements and in-kind benefits provided under the Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that he Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in not event shall the Company’s obligations to make reimbursements or to provide in-kind benefits apply beyond the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Effective Date but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[INSERT EXECUTIVE’S NAME]

CAPITAL ONE FINANCIAL CORPORATION

By:
John G. Finneran, Jr.